Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2017 Second Quarter Results

•	Second quarter EPS increased 34% to $1.78, or $1.91 adjusted

•	Fiscal 2017 second quarter includes $0.21 per share gain associated with the sale of a product line

•	Segment operating margins strong, reaching a second quarter record of 14.4% or 14.7% adjusted

•	Total order trends positive and increased 5% compared with the prior year quarter

•	Fiscal 2017 full year earnings guidance increased

CLEVELAND, February 2, 2017 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2017 second quarter ended December 31, 2016. Fiscal 2017 second quarter sales were $2.67 billion compared with $2.71 billion in the prior year quarter. Net income increased 32% to $241.4 million compared with $183.1 million in the prior year quarter. Fiscal 2017 second quarter earnings per share increased 34% to $1.78, compared with $1.33 in fiscal 2016 second quarter. During the quarter, the company completed the sale of the Autoline product line which resulted in a pre-tax gain of $45.0 million or $0.21 per share. Earnings per share were $1.91, when adjusted for business realignment and acquisition transaction costs, compared with $1.52 in the prior year quarter, which was adjusted for business realignment costs. Cash flow from operations for the first half of fiscal 2017 was $404.2 million or 7.5% of sales, compared with $362.6 million or 6.5% of sales in the first half of fiscal 2016. Excluding discretionary pension contributions, cash flow from operations for the first six months of fiscal 2017 was 11.5% of sales compared with 10.1% of sales in the prior year period.

“This was a strong operational quarter for Parker driven by the benefits of the new Win Strategy™,” said Chairman and Chief Executive Officer, Tom Williams. “Sales levels were as expected with a slight year-over-year decline primarily reflecting the impact of currency. We delivered significant margin expansion in our Industrial businesses and realized record total segment operating margins of 14.4%, or 14.7% adjusted. Total Parker order rates for the quarter continued to move in a positive direction, consistent with our previously guided expectations for sales growth in the second half of the fiscal year.”

Segment Results
Diversified Industrial Segment: North American second quarter sales decreased 3% to $1.1 billion, and operating income increased 20% to $184.0 million compared with $153.6 million in the same period a year ago. International second quarter sales increased 1% to $1.0 billion, while operating income increased 34% to $127.5 million compared with $95.4 million in the same period a year ago.

Aerospace Systems Segment: Second quarter sales decreased 2% to $543.8 million, and operating income decreased 11% to $72.5 million compared with $81.8 million in the same period a year ago.

Parker reported the following orders for the quarter ending December 31, 2016, compared with the same quarter a year ago:

•	Orders increased 5% for total Parker;

•	Orders were flat in the Diversified Industrial North America businesses;

•	Orders increased 10% in the Diversified Industrial International businesses; and

•	Orders increased 9% in the Aerospace Systems Segment on a rolling 12-month average basis.

CLARCOR Acquisition Update
As previously disclosed, clearance has been received with respect to the regulatory filings made for the pending CLARCOR transaction. These events satisfied important conditions to the closing of the CLARCOR transaction. The transaction remains subject to other closing conditions, including approval by CLARCOR’s stockholders. Based on the current date for CLARCOR’s special meeting of stockholders on February 23, 2017, and subject to the satisfaction of all closing conditions, the parties currently expect the pending CLARCOR transaction to close on or about February 28, 2017.

Outlook
For the fiscal year ending June 30, 2017, the company has revised guidance for earnings from continuing operations to the range of $6.71 to $7.21 per share, or $7.05 to $7.55 per share on an adjusted basis. Fiscal year 2017 guidance is adjusted for expected business realignment expenses of approximately $0.25 per share and acquisition transaction related expenses of $0.09 per share and does not include any benefits or costs from the CLARCOR or Helac acquisitions in the third and fourth quarters of fiscal year 2017. Guidance will be updated to include these acquisitions in the fiscal 2017 third quarter earnings release.

Williams added, “Our results reflect the hard work of Parker team members in better aligning our operational costs and execution of the new Win Strategy™. We are increasing our organic growth forecast for the second half of the fiscal year from 2.3% to 3.3% at the midpoint in our new guidance. However, this increase in organic revenue is being offset by currency headwinds resulting in essentially flat full year reported annual sales growth versus fiscal 2016. We continue to deliver outstanding performance that positions us very well as we celebrate our 100th year as a company.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2017 second quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-

mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 60 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share and segment operating margins without the effect of business realignment and acquisition transaction expenses; (b) the effect of business realignment and acquisition transaction expenses on forecasted earnings from continuing operations per share; and (c) cash flows from operations without the effect of discretionary pension contributions. The effects of business realignment expenses, acquisition transaction and discretionary pension contributions are removed to allow investors and the company to meaningfully evaluate changes in earnings per share and cash flows from operations on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

The risks and uncertainties in connection with forward-looking statements related to the proposed transaction between CLARCOR and the company include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the proposed transaction; the possibility of non-consummation of the proposed transaction and termination of the merger agreement; the failure to obtain CLARCOR stockholder approval of the proposed transaction or to satisfy any of the other conditions to the merger agreement; the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the proposed transaction; the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; adverse effects on CLARCOR’s common stock or the company’s common stock because of the failure to complete the proposed transaction; CLARCOR’s or the company’s respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the parties being unable to successfully implement integration strategies; and significant transaction costs related to the proposed transaction.

Among other factors which may affect future performance and earnings projections are: economic conditions within the company’s and CLARCOR’s key markets, and the company’s and CLARCOR’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance of the Company and/or CLARCOR are, as applicable: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; CLARCOR’s potential inability to realize the anticipated benefits of the strategic supply partnership with GE; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2016				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2016	2015	2016	2015

Net sales	$2,670,804	$2,705,590	$5,413,935	$5,574,938
Cost of sales	2,044,484	2,140,624	4,150,490	4,341,528
Gross profit	626,320	564,966	1,263,445	1,233,410
Selling, general and administrative expenses	336,578	314,666	659,547	684,880
Interest expense	33,444	34,297	67,592	70,057
Other (income), net	(64,424)	(13,877)	(76,661)	(27,056)
Income before income taxes	320,722	229,880	612,967	505,529
Income taxes	79,322	46,743	161,329	127,366
Net income	241,400	183,137	451,638	378,163
Less: Noncontrolling interests	95	155	204	203
Net income attributable to common shareholders	$241,305	$182,982	$451,434	$377,960

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.81	$1.35	$3.38	$2.78
Diluted earnings per share	$1.78	$1.33	$3.33	$2.74

Average shares outstanding during period - Basic	133,320,109	135,373,356	133,499,744	136,108,930
Average shares outstanding during period - Diluted	135,812,760	137,065,447	135,596,707	137,788,219

Cash dividends per common share	$0.63	$0.63	$1.26	$1.26

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Earnings per diluted share	$1.78	$1.33	$3.33	$2.74
Adjustments:
Business realignment charges	0.04	0.19	0.10	0.30
Acquisition expenses	0.09	—	0.09	—
Adjusted earnings per diluted share	$1.91	$1.52	$3.52	$3.04

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2016				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2016	2015	2016	2015
Net sales
Diversified Industrial:
North America	$1,121,053	$1,160,774	$2,288,024	$2,447,104
International	1,005,968	992,464	2,020,891	2,030,911
Aerospace Systems	543,783	552,352	1,105,020	1,096,923
Total net sales	$2,670,804	$2,705,590	$5,413,935	$5,574,938
Segment operating income
Diversified Industrial:
North America	$184,013	$153,581	$384,624	$366,329
International	127,517	95,367	264,713	224,662
Aerospace Systems	72,516	81,764	145,797	155,767
Total segment operating income	384,046	330,712	795,134	746,758
Corporate general and administrative expenses	43,926	31,210	74,960	84,261
Income before interest expense and other expense	340,120	299,502	720,174	662,497
Interest expense	33,444	34,297	67,592	70,057
Other (income) expense	(14,046)	35,325	39,615	86,911
Income before income taxes	$320,722	$229,880	$612,967	$505,529

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)
	Three Months Ended		Three Months Ended
	December 31, 2016		December 31, 2015
	Operating income	Margin	Operating income	Margin
Total segment operating income	$384,046	14.4%	$330,712	12.2%
Adjustments:
Business realignment charges	7,897		34,800
Adjusted total segment operating income	$391,943	14.7%	$365,512	13.5%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2016
CONSOLIDATED BALANCE SHEET
(Unaudited)	December 31,	June 30,	December 31,
(Dollars in thousands)	2016	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,520,736	$1,221,653	$1,047,494
Marketable securities and other investments	684,299	882,342	820,682
Trade accounts receivable, net	1,411,074	1,593,920	1,419,934
Non-trade and notes receivable	256,545	232,183	293,913
Inventories	1,241,593	1,173,329	1,279,760
Prepaid expenses	133,592	104,360	141,030
Total current assets	5,247,839	5,207,787	5,002,813
Plant and equipment, net	1,506,201	1,568,100	1,598,185
Deferred income taxes	482,136	605,155	383,805
Goodwill	2,813,238	2,903,037	2,913,065
Intangible assets, net	849,692	922,571	975,515
Other assets	832,507	827,492	840,920
Total assets	$11,731,613	$12,034,142	$11,714,303

Liabilities and equity
Current liabilities:
Notes payable	$581,487	$361,787	$574,302
Accounts payable	997,189	1,034,589	948,157
Accrued liabilities	720,844	841,915	736,145
Accrued domestic and foreign taxes	125,954	127,597	105,130
Total current liabilities	2,425,474	2,365,888	2,363,734
Long-term debt	2,653,560	2,652,457	2,701,121
Pensions and other postretirement benefits	1,766,209	2,076,143	1,475,351
Deferred income taxes	50,809	54,395	64,721
Other liabilities	304,583	306,581	306,655
Shareholders' equity	4,527,709	4,575,255	4,799,406
Noncontrolling interests	3,269	3,423	3,315
Total liabilities and equity	$11,731,613	$12,034,142	$11,714,303

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2016
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2016	2015

Cash flows from operating activities:
Net income	$451,638	$378,163
Depreciation and amortization	149,085	156,093
Stock incentive plan compensation	47,161	39,026
(Gain) on sale of business	(44,930)	—
Loss (gain) on disposal of assets	310	(336)
(Gain) on sale of marketable securities	(230)	(158)
Net change in receivables, inventories, and trade payables	44,802	41,866
Net change in other assets and liabilities	(313,783)	(239,277)
Other, net	70,123	(12,730)
Net cash provided by operating activities	404,176	362,647
Cash flows from investing activities:
Acquisitions (net of cash of $1,760 in 2016 and $3,814 in 2015)	(29,927)	(67,552)
Capital expenditures	(71,356)	(75,419)
Proceeds from sale of plant and equipment	4,991	8,506
Proceeds from sale of business	85,610	—
Purchases of marketable securities and other investments	(393,909)	(575,183)
Maturities and sales of marketable securities and other investments	506,642	527,819
Other, net	241	(41,450)
Net cash provided by (used in) investing activities	102,292	(223,279)
Cash flows from financing activities:
Net payments for common stock activity	(194,110)	(410,049)
Net proceeds from debt	222,425	356,591
Dividends	(168,990)	(171,707)
Net cash (used in) financing activities	(140,675)	(225,165)
Effect of exchange rate changes on cash	(66,710)	(47,293)
Net increase (decrease) in cash and cash equivalents	299,083	(133,090)
Cash and cash equivalents at beginning of period	1,221,653	1,180,584
Cash and cash equivalents at end of period	$1,520,736	$1,047,494

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Six Months Ended
	December 31, 2016	Percent of Sales
As reported cash flow from operations	$404,176	7.5%
Discretionary pension contribution	220,000
Adjusted cash flow from operations	$624,176	11.5%

(Unaudited)	Six Months Ended
	December 31, 2015	Percent of Sales
As reported cash flow from operations	$362,647	6.5%
Discretionary pension contribution	200,000
Adjusted cash flow from operations	$562,647	10.1%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2016
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2017
Forecasted earnings per diluted share	$6.71 to $7.21
Adjustments:
Business realignment charges	0.25
Acquisition related expenses	0.09
Adjusted forecasted earnings per diluted share	$7.05 to $7.55